INVESTMENT ADVISORY AGREEMENT

APPENDIX A

As of June 10, 2024

Fund	Advisory Fee
North Square Spectrum Alpha Fund	0.20%

North Square Preferred and Income Securities Fund	0.75%

North Square Dynamic Small Cap Fund	0.90%

North Square Multi Strategy Fund	Affiliated Investments* 0.00% All Other Investments 0.50%

North Square Strategic Income Fund	0.70%

North Square Advisory Research Small Cap Value Fund	0.70%

North Square Altrinsic International Equity Fund	0.80%

North Square McKee Bond Fund	0.24%

North Square Tactical Growth Fund	First $150 million 1.25% Over $150 million up to $500 million 1.00% Thereafter 0.85%

North Square Tactical Defensive Fund	First $150 million 1.25% Over $150 million up to $500 million 1.00% Thereafter 0.85%

North Square Trilogy Alternative Return Fund	First $150 million 1.25% Over $150 million up to $500 million 1.00% Thereafter 0.85%

North Square Kennedy MicroCap Fund	1.20%

*“Affiliated Investments” are defined as investments in other series of North Square Investments Trust for which North Square Investments, LLC serves as investment adviser.